Investor Relations: Charles Messman or Todd Kehrli MKR Group	At the Company: Paul Quinn, CFO (206) 515-9165
(323) 468-2300
tnxi@mkr-group.com

Telanetix Reports Third Quarter 2010 Financial Results

Core Voice Revenue Increases 14 Percent Year-Over-Year;
Company Achieves Fourth Consecutive Quarter of Positive Adjusted EBITDA

BELLEVUE, WA – November 10, 2010 - Telanetix, Inc. (OTC BB: TNXI), a leading communications solutions provider offering next generation voice services and solutions to the business market, today reported financial results for its fiscal 2010 third quarter ended September 30, 2010.

Highlights for the Third Quarter
▪	Core voice revenue increased 14 percent year-over-year to $6.0 million, compared to $5.3 million in the third quarter of 2009.

▪
Total revenue was $6.9 million, a decrease of 4 percent compared to $7.2 in the third quarter of 2009; the decline in revenue is primarily due to the expected decrease in legacy product revenues, which declined 53% to $895,000 compared to $1.9 million in the third quarter of 2009.

▪	Adjusted EBITDA improved to $346,000 for the third quarter or 2010, compared to a negative adjusted EBITDA of $61,000 in the third quarter of 2009.

▪
Net income for the third quarter was $14.2 million, or $0.05 per share, compared to net income of $78,000, or $0.00 per share, in the third quarter last year; the gain is primarily due to the Company’s recapitalization in the third quarter, which resulted in $16.5 million of other income related to the extinguishment of debt.

▪	Total cash and cash equivalents were $2.3 million at September 30, 2010, an increase from $965,000 at June 30, 2010.

▪	Completed comprehensive financial recapitalization during the third quarter.

Adjusted EBITDA is a non-GAAP financial measure. Management believes certain non-GAAP measures provide relevant and meaningful measures by which investors can evaluate the business. EBITDA is defined as earnings or loss before interest, income taxes, depreciation and amortization, and the company defines Adjusted EBITDA as EBITDA adjusted for non-cash items including stock-based and warrant compensation, charges related to changes in fair market value of warrant and beneficial conversion feature liabilities, as well as the Company’s recent recapitalization.  A reconciliation of Adjusted EBITDA to net income can be found at the end of this release.

“During the quarter, we achieved our fifth consecutive quarter of core revenue growth while delivering our fourth consecutive quarter of positive adjusted EBITDA,” said Doug Johnson, Telanetix’s CEO.  “While our total revenue decreased due to the expected attrition of sales related to our legacy business, our core voice revenue increased 14% year-over-year.  This continued growth in core voice revenue was driven by increased demand for both our Digital Phone Service to the SMB market, and our SIP trunking service, which is the IP based voice services backbone we offer up market to larger customers."

Mr. Johnson added, “We also continue to expand our channel partnerships that will drive growth of our core voice business segments in 2011.  Our channel relationships with both Mitel Networks, and recently announced, Vertical Communications will offer our SIP trunking service to a new base of potential customers, including larger medium sized businesses to Fortune 1000 enterprises.  In addition, we began two new channel partner trials for our Digital Phone Service offering as we look to expand our reach in the hosted business voice market.

“During the quarter, we also completed a comprehensive financial recapitalization that reduced our overall debt from $29.6 million to $10.5 million while simultaneously increasing our working capital by $1.5 million.  We believe Telanetix is now in a much stronger position to expand its presence and share in the market, as both small and large businesses increasingly seek to leverage the Internet to reduce the cost of their telecommunications service while increasing the quality of products and services they receive.”

Financial Results
Total revenue for the third quarter was $6.9 million, a decrease of 4.1 percent compared to revenue of $7.2 million in the year ago quarter.  Gross profit was $3.8 million, or 55.3 percent of revenue, compared to $4.2 million, or 58.6 percent of revenue a year ago.  Total operating expenses were $5.1 million compared to $5.1 million a year ago.  Net income for the third quarter of 2010 was $14.2 million, or $0.05 per share, compared to net income of $78,000, or $0.00 per share, in the third quarter last year, the increase was primarily due to the recent recapitalization of the Company.  Adjusted EBITDA for the third quarter was $346,000, an increase compared to negative adjusted EBITDA of $61,000 in the prior year.

Fully diluted weighted average common shares outstanding as of September 30, 2010, were 344.6 million.

Total cash and cash equivalents were $2.3 million at September 30, 2010, an increase from $965,000 at June 30, 2010.

Conference Call Information
Management will conduct a conference call at 1:30 p.m. PT (4:30 p.m. ET) today. To access the call in the United States, dial (866) 700-6067 and to access the call internationally, dial (617) 213-8834 and enter pass code 90254962. The call will also be broadcast live over the Internet and will be available for replay for 90 days at www.telanetix.com. A telephone replay will be available two hours after the call through November 17, 2010 by dialing (888) 286-8010 in the United States and (617) 801-6888 for international callers. All parties will need the following replay pass code 67960962.

About Telanetix, Inc.
Telanetix, Inc. (OTC BB: TNXI) is a leading communications solutions provider offering voice over IP (VoIP) services to all business market segments. Telanetix solutions meet the real-world communications demands of its customers with an industry-leading value proposition of cutting edge products and technology that brings enhanced productivity and industry-leading savings to our customers. The company's hosted telecom voice services, marketed under the "AccessLine" brand, give companies flexible calling solutions, a simpler installation experience, and a greater range of support options than traditional telecom providers. With a history of serving over 100,000 business customers, including Fortune 50 companies, we've scaled our award-winning technologies to meet the needs of entrepreneurial-minded small businesses.

Safe Harbor Statement
Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, including anticipated effects of distribution relationships, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission could materially and adversely affect our business, operating results and financial condition. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

-Tables to Follow -

TELANETIX, INC.
Condensed Consolidated Balance Sheets

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets
Cash	$2,272,480	$493,413
Accounts receivable, net	1,719,468	1,888,393
Inventory	182,819	253,563
Prepaid expenses and other current assets	561,885	465,348
Total current assets	4,736,652	3,100,717
Property and equipment, net	2,967,993	3,733,120
Goodwill	7,044,864	7,044,864
Purchased intangibles, net	11,728,337	13,378,337
Other assets	554,156	870,476
Total assets	$27,032,002	$28,127,514

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$1,498,201	$1,614,382
Accrued liabilities	2,740,516	3,141,315
Deferred revenue	1,014,169	897,453
Current portion of capital lease obligations	470,660	683,249
Current portion of long-term debt	600,000	-
Beneficial conversion feature liabilities	-	4,052,071
Total current liabilities	6,323,546	10,388,470
Non-current liabilities
Accrued Interest	-	2,477,021
Deferred revenue, net of current portion	263,066	264,271
Capital lease obligations, net of current portion	215,063	421,782
Long-term debt, net of current portion	5,085,063	-
Convertible debentures	-	18,518,487
Total non-current liabilities	5,563,192	21,681,561
Total liabilities	11,886,738	32,070,031
Stockholders' equity (deficit)
Common stock, $.0001 par value; Authorized: 600,000,000 shares;
Issued and outstanding: 344,569,652 and 31,768,320 at September 30, 2010 and December 31, 2009, respectively	34,457	3,177
Additional paid in capital	43,519,786	34,848,164
Warrants	56,953	1,551,802
Accumulated deficit	(28,465,932)	(40,345,660)
Total stockholders' equity (deficit)	15,145,264	(3,942,517)
Total liabilities and stockholders' equity (deficit)	$27,032,002	$28,127,514

TELANETIX, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenues	$6,873,268	$7,165,500	$21,819,576	$21,094,655

Cost of revenues	3,070,391	2,968,096	9,266,342	8,808,963

Gross profit	3,802,877	4,197,404	12,553,234	12,285,692

Operating expenses
Selling and marketing	1,838,702	1,714,966	5,221,806	4,833,687
General and administrative	1,957,668	1,935,171	5,810,206	6,059,744
Research, development and engineering	636,800	680,937	2,070,512	2,142,398
Depreciation	153,152	236,468	443,704	706,737
Amortization of purchased intangibles	550,000	550,000	1,650,000	1,650,000
Total operating expenses	5,136,322	5,117,542	15,196,228	15,392,566

Operating loss	(1,333,445)	(920,138)	(2,642,994)	(3,106,874)

Other income (expense)
Interest income	260	67	523	296
Interest expense	(895,908)	(799,688)	(2,472,069)	(3,289,653)
Gain/(loss) on debt extinguishment	16,510,854	-	16,510,854	-
Change in fair market value of derivative liabilities	-	3,755,578	790,648	224,883
Total other income (expense)	15,615,206	2,955,957	14,829,956	(3,064,474)

Income (loss) from continuing operations before taxes	14,281,761	2,035,819	12,186,962	(6,171,348)

Income tax expense	37,500	-	37,500	-

Income (loss) from continuing operations	14,244,261	2,035,819	12,149,462	(6,171,348)

Loss from discontinued operations	-	(1,957,412)	(269,733)	(3,042,298)

Net income (loss)	$14,244,261	$78,407	$11,879,729	$(9,213,646)

Net income (loss) per share – basic and diluted
Continuing operations	$0.05	$0.06	$0.10	$(0.19)
Discontinued operations	—	(0.06)		(0.10)
Net income (loss) per share	$0.05	$(0.00)	$0.10	$(0.29)

Weighted average shares outstanding – basic and diluted	287,687,512	31,667,906	117,701,26333	31,265,379

TELANETIX, INC.
Net Loss to EBITDA Reconciliation
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Adjusted EBITDA (earnings release purposes only)
Net Profit / (Loss)	$14,244,261	$78,407	$11,879,729	$(9,213,646)
Depreciation and amortization of purchased intangibles	996,273	1,133,777	2,978,829	3,401,538
Interest expense	895,648	799,621	2,471,545	3,289,131
Impairment of Intangibles		1,413,435		1,413,435
State income tax expense	37,500	0	37,500	0
EBITDA	16,173,682	3,425,240	17,367,604	(1,109,542)
Adjustments for certain non-cash expenses:
Gain on restructure	(16,510,854)	0	(16,510,854)	0
Change in fair market value of derivative liabilities	0	(3,755,578)	(790,648)	(224,883)
Stock based compensation	683,611	269,032	1,118,271	825,647
Adjusted EBITDA	$346,439	$(61,306)	$1,184,373	$(508,778)